Contact: David Reavis         (216) 429-5036 Exhibit 99.1
For release Monday, July 30, 2018

STRENGTH OF HOUSING MARKET FUELS TFS FINANCIAL EARNINGS

(Cleveland, OH - July 30, 2018) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and nine months ended June 30, 2018.
The Company reported net income of $20.9 million for the three months ended June 30, 2018, compared to net income of $22.8 million for the three months ended June 30, 2017, and net income of $63.8 million for the nine months ended June 30, 2018, compared to net income of $65.9 million for the nine months ended June 30, 2017. A combination of an increase in non-interest expenses and a lower provision credit for loan losses was partially offset by an increase in gain on the sale of loans and a lower effective tax rate for both the three month and nine month periods in the current year, as compared to the same periods last year.

“My parents started Third Federal in 1938 with the mission of helping people achieve the dream of homeownership and financial security,” said Marc A. Stefanski, Chairman and CEO. “As we celebrate our 80th year, we’re pleased that Third Federal continues to fulfill that mission while delivering strong financial results. For the quarter ended June 30, 2018, net income was $20.9 million; while home purchase application volume year over year increased 38%. In addition, our focus remains on our three-dimensional approach to creating value by increasing our dividend, growing assets, and repurchasing stock. Once again, home buyers remained very active as we increased our market share in home purchase mortgages by offering superior service, guaranteed lowest rates and innovative products like our Early Approval program.”
Net interest income was $212.0 million for the nine months ended June 30, 2018 and $208.8 million for the nine months ended June 30, 2017, as $25.5 million of additional interest income in the current period more than offset $22.3 million of additional interest expense. Interest income was higher in the current nine month period, due to a combination of a $591.9 million increase in the average balance of interest-earning assets, mainly loans, and a higher weighted average yield earned on those assets. Recent market interest rate increases have impacted both loan yields, particularly home equity lending products that feature interest rates that reset based on the prime rate, as well as funding costs. The average cost of interest-bearing liabilities was also higher in the current year as a result of the use of longer duration funding sources that carried higher costs. Net interest income was $70.3 million for both the three months ended June 30, 2018 and the three months ended June 30, 2017. Net interest income for the current three month period was affected by the loss of margin from the sale of $305.5 million of fixed rate loans during the quarter, most of which occurred in May 2018. The interest rate spread for the nine months ended June 30, 2018 was 1.95%, compared to 2.04% for the prior year period. The interest rate spread was 1.93% for the three months ended June 30, 2018 and 2.02% for the three months ended June 30, 2017. The net interest margin for the nine months ended June 30, 2018 was 2.10%, as compared to 2.17% for the nine months ended June 30, 2017. The net interest margin for the three months ended June 30, 2018 was 2.09%, compared to 2.16% for the three months ended June 30, 2017.
The provision for loan losses was a credit of $2.0 million for the three months ended June 30, 2018 compared to a credit of $4.0 million for the three months ended June 30, 2017. The provision for loan losses was a credit of $9.0 million for the nine months ended June 30, 2018 compared to a credit of $10.0 million for the nine months ended June 30, 2017. Continued strong recoveries of loan amounts previously charged off, low levels of current loan charge-offs and reduced exposure from home equity lines of credit coming to the end of the draw period resulted in the loan provision credits in the current year periods. Gross loan charge-offs were $6.3 million for the nine months ended June 30, 2018 and $9.0 million for the nine months ended June 30, 2017, while loan recoveries were $9.3 million in the current year period and $12.1 million in the prior year period. As a result of loan recoveries exceeding charge-offs, the Company reported net loan recoveries of $3.0 million for the nine months ended June 30, 2018, and $3.1 million for the nine months ended June 30, 2017. In recent years, a large portion of the overall allowance has been allocated to the home equity loans and lines of credit category to address exposure from customers whose lines of credit were originated without amortizing payments during the draw period and who could face potential increased payment shock at the end of the draw period. In general, home equity lines of credit originated prior to June 2010 were characterized by a ten-year draw period, with interest only payments, followed by a ten-year repayment period. However, a large number of those lines of credit approaching the end of draw period have been paid off or refinanced without significant loss. The principal balance of home equity lines of credit originated prior to 2010 without amortizing payments during the draw period that are coming to the end of the draw period through fiscal 2020 was $205.4 million at June 30, 2018, compared to $306.5 million at March 31, 2018, $484.8 at September 30, 2017 and $581.9 million at June 30, 2017. As this exposure decreases without incurring significant loss, the portion of the overall allowance allocated to the home equity loans and lines of credit category has correspondingly decreased. Generally, equity lines of credit originated after June 2010 require an amortizing payment during the draw period and do not face the same end-of-draw increased payment shock risk. The allowance for loan losses was $43.0 million, or 0.34% of total loans receivable, at June 30, 2018, compared to $48.9 million, or 0.39% of total loans receivable, at September 30, 2017 and $54.9 million, or 0.45% of total loans receivable, at June 30, 2017.

Non-accrual loans decreased $7.8 million to $71.3 million, or 0.56% of total loans, at June 30, 2018 from $79.1 million, or 0.63% of total loans, at September 30, 2017.
Total loan delinquencies decreased $4.1 million to $40.7 million, or 0.32% of total loans receivable, at June 30, 2018 from $44.8 million, or 0.36% of total loans receivable, at September 30, 2017. The real estate owned portfolio decreased $2.3 million, or 41.7%, to $3.2 million at June 30, 2018 from $5.5 million at September 30, 2017.
Total troubled debt restructurings increased $2.1 million, to $164.1 million at June 30, 2018, from $162.0 million at September 30, 2017, but all of the increase occurred in the accrual and performing category. Of the $164.1 million of troubled debt restructurings recorded at June 30, 2018, $84.6 million was in the residential core portfolio, $38.0 million was in the home equity loans and lines of credit portfolio and $41.6 million was in the Home Today portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $56.4 million at June 30, 2018 and $58.9 million at September 30, 2017.
Total non-interest expenses increased $11.7 million to $146.9 million for the nine months ended June 30, 2018 from $135.2 million for the nine months ended June 30, 2017. The increase consisted mainly of a combination of a $5.3 million increase in salaries and employee benefits, a $2.5 million increase in office property, equipment and software, a $1.9 million increase in other operating expenses and a $1.8 million increase in marketing services. The majority of the increase in salaries and benefits and other operating expenses was a result of one-time charges related to the Company's celebration of its 80th anniversary in May, 2018, which included events in Ohio and Florida, as well as an after-tax bonus of $2,080 to all associates, including a portion attributable to the sharing of the Company's savings from the December 2017 corporate tax reform discussed below. Approximately 58% of the year-to-date increase compared to last year occurred in the current three month period.
Total income tax expense decreased by $4.5 million, to $7.2 million for the three months ended June 30, 2018, from $11.6 million for the three months ended June 30, 2017. The decrease in the expense was caused mainly by the reduction in the maximum corporate income tax rate as a result of the Tax Cuts and Jobs Act, which was signed into law on December 22, 2017. As a September 30 fiscal year end entity, the Company is required to use a blended maximum rate for its entire September 30, 2018 fiscal year, which would be approximately 24.5%. Total income tax expense for the nine months ended June 30, 2018 also includes approximately $4.9 million of additional income tax expense as the Company revalued its net deferred tax assets as of December 31, 2017 as a result of the tax rate reduction. The revaluation of the net deferred tax assets is subject to adjustment in future periods.
Total assets increased by $244.0 million, or 2%, to $13.94 billion at June 30, 2018 from $13.69 billion at September 30, 2017. This change was mainly the result of new loan origination levels exceeding the total of loan sales and principal repayments during the current fiscal year.
The combination of loans held for investment, net and mortgage loans held for sale increased $253.4 million, or 2%, to $12.67 billion at June 30, 2018 from $12.42 billion at September 30, 2017. Consistent with our efforts to diversify our state concentrations, most of the loan growth occurred in states other than our footprint states of Ohio and Florida. Loan growth was reduced as approximately $277.4 million of fixed rate loans were sold to a private investor in May, 2018 as part of our overall interest rate risk management strategy. Residential core mortgage loans, including those held for sale, increased $60.9 million during the nine months ended June 30, 2018, and the home equity loans and lines of credit portfolio increased $195.5 million. Total first mortgage loan originations were $1.7 billion for the nine months ended June 30, 2018, of which 49% were adjustable rate mortgages and 11% were fixed-rate mortgages with terms of 10 years or less. Commitments originated for home equity loans and lines of credit were $1.04 billion for the nine months ended June 30, 2018 and $693.1 million for the nine months ended June 30, 2017. During the nine months ended June 30, 2018, $374.1 million of fixed-rate loans were sold, including the private investor sale mentioned above, resulting in a pre-tax gain of $3.1 million. During the nine months ended June 30, 2017, $221.5 million of fixed-rate loans were sold resulting in a pre-tax gain of $1.5 million.
Deposits increased $256.7 million, or 3%, to $8.41 billion at June 30, 2018 from $8.15 billion at September 30, 2017. The increase in deposits was the result of a $461.0 million increase in our certificates of deposit ("CDs"), partially offset by a $172.8 million decrease in our savings accounts and a $33.0 million decrease in our checking accounts for the nine months ended June 30, 2018. Total deposits include $648.2 million and $620.7 million of brokered CDs at June 30, 2018 and September 30, 2017, respectively.

Borrowed funds, all from the FHLB, decreased $6.6 million, to $3.66 billion at June 30, 2018 from $3.67 billion at September 30, 2017, as a combination of loan sales and deposit growth led to decreased funding demands. This decrease reflects a $180.2 million net reduction of long-term borrowed funds, partially offset by a $173.6 million net increase in short-term borrowed funds. The short-term increase included $175.0 million of 90 day advances that have an effective duration at inception of five years as a result of interest rate swap contracts. Overnight advances represent $1.11 billion of the total FHLB advances at June 30, 2018.
Total shareholders' equity increased $55.3 million to $1.75 billion at June 30, 2018 from $1.69 billion at September 30, 2017. Activity reflects $63.8 million of net income in the current fiscal year, reduced by $17.0 million of repurchases of common stock and three quarterly dividends totaling $25.3 million, and was further impacted by a combination of adjustments related to our stock compensation plan, Employee Stock Ownership Plan and accumulated other comprehensive income. During the nine months ended June 30, 2018, other comprehensive income increased by $26.8 million which was mainly the result of the favorable impact to our interest rate swaps from rising market interest rates. During the three months ended June 30, 2018, a total of 255,911 shares of our common stock were repurchased at an average cost of $15.47 per share. A total of 1,113,911 shares were repurchased at an average cost of $15.26 per share during the nine months ended June 30, 2018. At June 30, 2018, there were 6,636,979 shares remaining to be purchased under the Company's eighth repurchase program. As the Company’s capital usage focuses more towards supporting asset growth and shareholder dividends, the level of stock repurchases will decline. The Company declared and paid a quarterly dividend of $0.17 per share during each of the first three fiscal quarters. As a result of a mutual member vote held July 19, 2017, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of each dividend paid. Under current Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. At a July 11, 2018 special meeting of members of the MHC, the members of the MHC (depositors and certain loan customers of the Association) voted to approve the MHC’s proposed waiver of dividends, aggregating up to $1.00 per share, to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 11, 2019). The members approved the waiver by casting 63% of the eligible votes in favor of the waiver. Of the votes cast, 97% were in favor of the proposal. The MHC has filed a notice with, and a request for non-objection from, the Federal Reserve Bank of Cleveland for the proposed dividend waivers. Both the non-objection from the Federal Reserve Bank and the timing of the non-objection are unknown at this point. The MHC has conducted the member vote to approve the dividend waiver each of the past five years under Federal Reserve regulations and for each of those five years, approximately 97% of the votes cast were in favor of the waiver
The Association operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”), subject to transitional provisions extending through the end of 2018. The Basel III Rules include a Common Equity Tier 1 Capital ratio, with a fully phased-in required minimum Common Equity Tier 1 and Capital Conservation Buffer of 7.00%.  At June 30, 2018 all of the Association's capital ratios substantially exceed the amounts required for the Association to be considered "well capitalized" for regulatory capital purposes. The Association’s Tier 1 leverage ratio was 10.80%, its Common Equity Tier 1 and Tier 1 ratios, as calculated under the fully phased-in Basel III Rules, were each 19.87% and its total capital ratio was 20.44%. Additionally, the Company's Tier 1 leverage ratio was 12.31%, its Common Equity Tier 1 and Tier 1 ratios were each 22.60% and its total capital ratio was 23.17%. The Association's current capital ratios reflect the dilutive impact of $85 million of dividends that the Association paid to the Company, its sole shareholder, during the quarter ended December 31, 2017. Because of its intercompany nature, these dividends had no impact on the Company's capital ratios or its consolidated statement of condition.
Presentation slides as of June 30, 2018 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link, beginning July 31, 2018. The Company will not be hosting a conference call to discuss its operating results.
Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 80th anniversary in May, 2018. Third Federal, which lends in 21 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, eight lending offices in Central and Southern Ohio, and 17 full service branches throughout Florida. As of June 30, 2018, the Company’s assets totaled $13.94 billion.

Forward Looking Statements
This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets, credit markets or real estate markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•
changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the inability of third-party providers to perform their obligations to us;

•	a slowing or failure of the moderate economic recovery;

•	changes in accounting and tax estimates;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and

•	the ability of the U.S. Government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	June 30, 2018	September 30, 2017
ASSETS
Cash and due from banks	$31,105	$35,243
Interest-earning cash equivalents	227,442	232,975
Cash and cash equivalents	258,547	268,218
Investment securities available for sale (amortized cost $556,829 and $541,964, respectively)	541,958	537,479
Mortgage loans held for sale, at lower of cost or market ($469 and $0 measured at fair value, respectively)	1,717	351
Loans held for investment, net:
Mortgage loans	12,673,233	12,434,339
Other loans	3,040	3,050
Deferred loan expenses, net	38,080	30,865
Allowance for loan losses	(42,971)	(48,948)
Loans, net	12,671,382	12,419,306
Mortgage loan servicing assets, net	9,111	8,375
Federal Home Loan Bank stock, at cost	93,544	89,990
Real estate owned	3,191	5,521
Premises, equipment, and software, net	63,282	60,875
Accrued interest receivable	36,883	35,479
Bank owned life insurance contracts	210,473	205,883
Other assets	46,505	61,086
TOTAL ASSETS	$13,936,593	$13,692,563
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,408,288	$8,151,625
Borrowed funds	3,664,761	3,671,377
Borrowers’ advances for insurance and taxes	60,496	100,446
Principal, interest, and related escrow owed on loans serviced	22,688	35,766
Accrued expenses and other liabilities	35,066	43,390
Total liabilities	12,191,299	12,002,604
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 280,450,062 and 281,291,750 outstanding at June 30, 2018 and September 30, 2017, respectively	3,323	3,323
Paid-in capital	1,725,049	1,722,672
Treasury stock, at cost; 51,868,688 and 51,027,000 shares at June 30, 2018 and September 30, 2017, respectively	(751,173)	(735,530)
Unallocated ESOP shares	(49,834)	(53,084)
Retained earnings—substantially restricted	798,626	760,070
Accumulated other comprehensive income (loss)	19,303	(7,492)
Total shareholders’ equity	1,745,294	1,689,959
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,936,593	$13,692,563

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2018	2017	2018	2017
INTEREST INCOME:
Loans, including fees	$105,956	$99,699	$313,821	$292,755
Investment securities available for sale	2,891	2,522	8,239	6,573
Other interest and dividend earning assets	2,271	1,500	6,467	3,690
Total interest and dividend income	111,118	103,721	328,527	303,018
INTEREST EXPENSE:
Deposits	26,310	21,831	72,934	65,208
Borrowed funds	14,535	11,618	43,634	29,022
Total interest expense	40,845	33,449	116,568	94,230
NET INTEREST INCOME	70,273	70,272	211,959	208,788
PROVISION (CREDIT) FOR LOAN LOSSES	(2,000)	(4,000)	(9,000)	(10,000)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	72,273	74,272	220,959	218,788
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,018	1,714	5,577	5,163
Net gain on the sale of loans	2,529	259	3,072	1,472
Increase in and death benefits from bank owned life insurance contracts	1,538	1,703	4,601	4,866
Other	1,106	1,128	3,401	3,223
Total non-interest income	7,191	4,804	16,651	14,724
NON-INTEREST EXPENSE:
Salaries and employee benefits	27,199	23,470	76,509	71,170
Marketing services	5,284	5,183	16,338	14,509
Office property, equipment and software	7,135	5,985	20,514	17,969
Federal insurance premium and assessments	2,800	2,531	8,526	7,467
State franchise tax	1,176	1,318	3,586	3,989
Real estate owned expense, net	524	376	1,643	2,256
Other expenses	7,311	5,806	19,777	17,865
Total non-interest expense	51,429	44,669	146,893	135,225
INCOME BEFORE INCOME TAXES	28,035	34,407	90,717	98,287
INCOME TAX EXPENSE	7,160	11,619	26,915	32,428
NET INCOME	$20,875	$22,788	$63,802	$65,859

Earnings per share—basic and diluted	$0.07	$0.08	$0.23	$0.23
Weighted average shares outstanding
Basic	275,468,237	277,056,490	275,647,589	277,590,340
Diluted	277,200,873	278,986,397	277,346,709	279,719,537

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$222,178	$986	1.78%	$215,838	$566	1.05%
Investment securities	529	3	2.27%	—	—	—%
Mortgage-backed securities	542,308	2,888	2.13%	526,416	2,522	1.92%
Loans (1)	12,614,419	105,956	3.36%	12,215,399	99,699	3.26%
Federal Home Loan Bank stock	93,544	1,285	5.49%	84,146	934	4.44%
Total interest-earning assets	13,472,978	111,118	3.30%	13,041,799	103,721	3.18%
Noninterest-earning assets	370,488			364,779
Total assets	$13,843,466			$13,406,578
Interest-bearing liabilities:
Checking accounts	$947,694	$453	0.19%	$1,002,741	$232	0.09%
Savings accounts	1,335,837	1,106	0.33%	1,519,864	524	0.14%
Certificates of deposit	6,092,210	24,751	1.63%	5,646,152	21,075	1.49%
Borrowed funds	3,524,967	14,535	1.65%	3,348,307	11,618	1.39%
Total interest-bearing liabilities	11,900,708	40,845	1.37%	11,517,064	33,449	1.16%
Noninterest-bearing liabilities	188,723			197,934
Total liabilities	12,089,431			11,714,998
Shareholders’ equity	1,754,035			1,691,580
Total liabilities and shareholders’ equity	$13,843,466			$13,406,578
Net interest income		$70,273			$70,272
Interest rate spread (2)(3)			1.93%			2.02%
Net interest-earning assets (4)	$1,572,270			$1,524,735
Net interest margin (2)(5)		2.09%			2.16%
Average interest-earning assets to average interest-bearing liabilities	113.21%			113.24%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Nine Months Ended June 30, 2018			Nine Months Ended June 30, 2017
	Average Balance	Interest Income/ Expense	Yield/ Cost (2)	Average Balance	Interest Income/ Expense	Yield/ Cost (2)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$231,034	$2,641	1.52%	$208,834	$1,244	0.79%
Investment securities	176	3	2.27%	—	—	—%
Mortgage-backed securities	540,975	8,236	2.03%	525,269	6,573	1.67%
Loans (1)	12,572,328	313,821	3.33%	12,032,136	292,755	3.24%
Federal Home Loan Bank stock	92,196	3,826	5.53%	78,532	2,446	4.15%
Total interest-earning assets	13,436,709	328,527	3.26%	12,844,771	303,018	3.15%
Noninterest-earning assets	371,923			353,519
Total assets	$13,808,632			$13,198,290
Interest-bearing liabilities:
Checking accounts	$958,256	$903	0.13%	$996,862	$690	0.09%
Savings accounts	1,396,146	2,101	0.20%	1,522,618	1,574	0.14%
Certificates of deposit	5,906,826	69,930	1.58%	5,681,835	62,944	1.48%
Borrowed funds	3,630,208	43,634	1.60%	3,117,630	29,022	1.24%
Total interest-bearing liabilities	11,891,436	116,568	1.31%	11,318,945	94,230	1.11%
Noninterest-bearing liabilities	186,942			198,639
Total liabilities	12,078,378			11,517,584
Shareholders’ equity	1,730,254			1,680,706
Total liabilities and shareholders’ equity	$13,808,632			$13,198,290
Net interest income		$211,959			$208,788
Interest rate spread (2)(3)			1.95%			2.04%
Net interest-earning assets (4)	$1,545,273			$1,525,826
Net interest margin (2)(5)		2.10%			2.17%
Average interest-earning assets to average interest-bearing liabilities	112.99%			113.48%

(1)	Loans include both mortgage loans held for sale and loans held for investment.

(2)	Annualized.

(3)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by total interest-earning assets.